                                                                     EXHIBIT 5.1

                              OPINION OF COUNSEL


June 23, 1999

Mercury Interactive Corporation
1325 Borregas Avenue
Sunnyvale, California 94089

    Re:  Registration Statement on Form S-8
         ----------------------------------

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 23, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,699,151 shares of your Common Stock (the "Shares") reserved for issuance under the Amended and Restated 1989 Stock Option Plan and the 1999 Stock Option Plan (the "Plans"). As legal counsel for Mercury Interactive Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

    It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              GENERAL COUNSEL ASSOCIATES LLP


                              /s/ General Counsel Associates LLP